--------------------------------------------------------------------------------
        As filed with the Securities and Exchange Commission May 11, 2001
                           Registration No. 333-27699

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
               (Exact Name of Registrant as Specified in Charter)

Delaware                                                           13-3663331
(State of                                                 (IRS Employer
Incorporation)                                            Identification No.)

6000 North Loop 1604 West                            78249-1112
(Address of Principal Executive                      (zip code)
         Offices)

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION
                          1996 LONG TERM INCENTIVE PLAN
                            (Full title of the Plan)

                           Timothy J. Fretthold, Esq.
                            Executive Vice President,
                     Chief Administrative and Legal Officer
                      Ultramar Diamond Shamrock Corporation
                            6000 North Loop 1604 West
                          San Antonio, Texas 78249-1112
                     (Name and Address of Agent for Service)

                                 (210) 592-2000
                     (Telephone Number, Including Area Code
                              of Agent for Service)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- ----------------------- ------------------
 Title of Securities        Amount to be       Proposed Maximum       Proposed Maximum         Amount of
 to be Registered (1)        Registered       Offering Price Per          Offering         Registration Fee
                                                   Share (2)       ----------------------         (2)
                                                                          Price (2)
----------------------- --------------------- -------------------- ----------------------- ------------------
----------------------- --------------------- -------------------- ----------------------- ------------------
  Common Stock, par          5,000,000              $41.73         $208,625,000               $52,157.00
 value $.01 per share
----------------------- --------------------- -------------------- ----------------------- ------------------

(1) Includes associated rights to purchase Ultramar Diamond Shamrock Corporation common stock exercisable pursuant to the Rights Agreement filed as Exhibit 4.2 hereto.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457 (h) and Rule 457 (c), based on the market price of common stock of Ultramar Diamond Shamrock Corporation (the "Company") of $41.73, per share, which is the average of the high and low sale price thereof on the Composite Tape of the New York Stock Exchange on May 4, 2001.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated herein by reference:

         (a) The Company's Registration Statement 333-27699 on Form S-8, filed with the Commission on May 22, 1997;

         (b) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act");and

         (c)      The Company's Current Report on Form 8-K dated May 6, 2001;

     All documents filed by the Company pursuant to Sections 13 (a), 13 (c), 14, or 15(d) of the 1934 Act subsequent to the filing of this Form S-8/A Registration Statement (the "Registration Statement") and prior to the filing of a post-effective amendment to the Registration Statement that indicates that all securities offered have been sold or that de-registers all of the securities that remain unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents.

Item 4.  Description of Securities.

     Incorporated   by  reference  to  the  Company's   filing  on  Form  S-3/A,
Registration Statement No. 333-46775.

Item 5.  Interests of Named Experts and Counsel.

                                     EXPERTS

     The December 31, 2000 financial statements of Ultramar Diamond Shamrock Corporation incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                  LEGAL MATTERS

     The validity of the shares of the Company's Common Stock being offered hereby has been passed upon for the Company by Todd Walker, Esq., Managing Attorney and Corporate Secretary for the Company. Mr. Walker beneficially owns shares of the Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

     The By-laws of the Company provide that the Company shall indemnify its officers and directors to the fullest extent permitted or required by the Delaware General Corporation Law (the "DGCL"), as amended from time to time, provided, however, that except insofar as the Company's By-laws provide indemnification for an officer or director with respect to a proceeding initiated by such officer or director to enforce rights to indemnification, officers and directors will not be entitled to indemnification in connection with proceedings initiated by an officer or director if the initiation of such proceedings was not authorized by the board of directors of the Company. Section 145 of the DGCL provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys' fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending, or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company, if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue, or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines otherwise.

     The Company's By-laws also provide for advances in certain circumstances covering expenses incurred by an officer or director of the Company in connection with the defense of a proceeding for which such officer or director would be entitled to indemnity under the Company's By-laws.

     The Company's By-laws further provide that the Company may procure and maintain insurance covering director's and officer's liability for their actions in those capacities, whether or not the Company would be entitled to provide indemnification for such liability under the DGCL.

     The Certificate of Incorporation of the Company provides that the personal liability of the directors of the Company shall be eliminated to the fullest extent permitted by applicable law. The DGCL permits a corporation's certificate of incorporation to provide that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such provision shall not apply to any liability of a director (1) for any breach of a director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The Company has entered into indemnification agreements with the directors and certain officers of the Company providing for indemnification on the terms set out in the By-laws of the Company.

Item 8. Exhibits.

Exhibit Number                              Description

4.1       Ultramar Diamond Shamrock  Corporation 1996 Long Term
          Incentive Plan, as amended and restated (incorporated by reference to the company's Report on Schedule 14A filed March 27, 2001)

4.2 Rights Agreement dated June 25, 1992 between the Company and Registrar and Transfer Company, as amended (incorporated by reference to Registration Statement on Form S-1 (File No. 33-47586), Exhibit 4.2; Quarterly Report on Form 10-Q for quarter ended September 30, 1992, Exhibit 4.2; Annual Report on Form 10-K for the year ended December 31, 1994,
          Exhibit 4.3.

4.3       Fourth Amendment to Rights Agreement dated May 6, 2001.

5.1       Opinion regarding legality of securities being issued

23.1      Consent of Arthur Andersen LLP

23.2      Consent of Todd Walker, Esq. (included in Exhibit 5.1)

24.1      Power of Attorney of the Company

24.2      Powers of Attorney of Directors and Officers of the Company

99.1      Questions and answers relating to conversion of stock options.


  Item 9. Undertakings.

  A. The Company hereby undertakes:

  (1) to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (a) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "1933 Act"), (b) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement (except to the extent covered by reports filed under the 1934 Act and incorporated herein by reference), and (c) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  (2) that, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the 1934 Act and each filing of the Plan's annual report pursuant to Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company is advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel for the Company the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on the 3rd day of October, 2000.

                      ULTRAMAR DIAMOND SHAMROCK CORPORATION



                           By: *Jean Gaulin,  Chairman of the Board and
                           Chief Executive Officer






     Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:



Signature                            Title                       Date


*Jean Gaulin               Chairman of the Board              May 11, 2001
                           and Chief Executive Officer

*Robert S. Shapard          Executive Vice President          May 11, 2001
                           and Chief Financial Officer
                           (Principal Financial Officer
                           and Principal Accounting Officer)

*Byron Allumbaugh          Director                           May 11, 2001

*E. Glenn Biggs            Director                           May 11, 2001

*W. E. Bradford            Director                           May 11, 2001

*H. Frederick Christie     Director                           May 11, 2001

*W. H. Clark               Director                           May 11, 2001

*Bob Marbut                Director                           May 11, 2001

*Katherine D. Ortega       Director                           May 11, 2001

*Madeleine Saint-Jacques   Director                           May 11, 2001

*C. Barry Schaefer         Director                           May 11, 2001

*Todd Walker, by signing his name hereto, does hereby sign this Registration Statement on Form S-8/A on behalf of Ultramar Diamond Shamrock Corporation and each of the above-named officers and directors of Ultramar Diamond Shamrock Corporation, pursuant to powers of attorney executed on behalf of the Company and each of such officers, directors, and members.

                            By: /s/ Todd Walker
                            Attorney-in-fact
                            May 11, 2001



                                INDEX TO EXHIBITS

Exhibit Number                              Description

 4.1           Ultramar  Diamond  Shamrock  Corporation  1996 Long Term
               Incentive  Plan,  as  amended  and  restated   (incorporated   by
               reference to the company's Report on Schedule 14A filed March 27,
               2001)

4.2            Rights  Agreement  dated June 25,  1992  between  the
               Company  and  Registrar  and  Transfer  Company,   as
               amended  (incorporated  by reference to  Registration
               Statement  on Form S-1 (File No.  33-47586),  Exhibit
               4.2;  Quarterly Report on Form 10-Q for quarter ended
               September  30, 1992,  Exhibit 4.2;  Annual  Report on
               Form  10-K  for the year  ended  December  31,  1994,
               Exhibit 4.3.

4.3            Fourth Amendment to Rights Agreement dated May 6, 2001.

5.1            Opinion regarding legality of securities being issued

23.1           Consent of Arthur Andersen LLP

23.2           Consent of Todd Walker, Esq. (included in Exhibit 5.1)

24.1           Power of Attorney of the Company

24.2           Powers of Attorney of Directors and Officers of the Company

99.1           Questions and answers relating to conversion of stock options

EXHIBIT 4.3





                                   May 6, 2001



The Chase Manhattan Bank, successor to
Texas Commerce Bank, N.A., successor to
First City, Texas-Houston, National Association
600 Travis Street, Suite 1150
Houston, Texas 77022
Attention:  Janet Mysinger


         Re:  Amendment No. 4 to Rights Agreement

Ladies and Gentlemen:

     Pursuant to Section 26 of the Rights Agreement dated as of June 25, 1992, as amended on each of October 26, 1992, May 10, 1994 and September 22, 1996 (the "Rights Agreement"), between Ultramar Diamond Shamrock Corporation (the "Company") and First City, Texas-Houston, National Association, as rights agent, the Company, by resolution adopted by its Directors, hereby amends the Rights Agreement as follows:

          Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows: "(a) Subject to Section 7(e) and except as otherwise provided herein (including Section 11), each Right shall entitle the registered holder thereof, upon exercise thereof as provided herein, to purchase for the Purchase Price, at any time after the Distribution Date and at or prior to the Expiration Date, one Common Share, subject to adjustment from time to time as provided in Sections 11 and 12. The "Expiration Date" means the earliest of (i) the Redemption Date, (ii) the Close of Business on July 6, 2002, and (iii) immediately prior to the Effective Time (as defined in the Merger Agreement)."

Section 1 of the Rights Agreement is hereby amended by adding the following new definition to Section 1:

          "Merger Agreement" means the Agreement and Plan of Merger, dated as of May 6, 2001, between the Company and Valero Energy Corporation, a Delaware corporation ("Valero")."

The last sentence of Section 26 of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "In addition, notwithstanding anything to the contrary contained in this Rights Agreement, no supplement or amendment to this Rights Agreement shall be made which (a) reduces the Redemption Price (except as required by Section 12(a)) or (b) changes the last two sentences in the definition of Acquiring Person contained in Section 1."

          A new Section 34 of the Rights  Agreement  is hereby added as follows:
     "34. Merger with Valero. Notwithstanding anything in this Agreement to the contrary, none of Valero, any of its Affiliates or Associates or any of their permitted assignees or transferees shall be deemed an Acquiring Person and no Distribution Date shall be deemed to occur or to have occurred, and the Rights will not become separable, distributable, unredeemable or exercisable, in each such case, by reason of or as a result of the approval, execution or delivery of the Merger Agreement, the consummation of the Merger (as defined in the Merger Agreement) or the
     consummation  of  the  other   transactions   contemplated  by  the  Merger
     Agreement."

The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 4 to the Rights Agreement, but shall remain in full force and effect. Capitalized terms used without other definitions in this Amendment No. 4 to the Rights Agreement shall be used as defined in the Rights Agreement.
This Amendment No. 4 to the Rights Agreement shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

This Amendment No. 4 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment No. 4 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

Exhibit A to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 4 to the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company hereby directs the Rights Agent to accept and agree to this Amendment No. 4 to the Rights Agreement.


                                Very truly yours,

                                ULTRAMAR DIAMOND SHAMROCK CORPORATION




                                By:   /s/ Timothy J. Fretthold
                                      -------------------------------
                                      Name:  Timothy J. Fretthold
                                      Title:    Executive Vice President

Accepted and agreed to as of the effective time specified above:

THE CHASE MANHATTAN BANK, SUCCESSOR TO
TEXAS COMMERCE BANK, N.A., SUCCESSOR TO
First City, Texas-Houston, National Association



By:   /s/Janet Mysinger
   -------------------------
        Name:  Janet Mysinger
        Title:    Vice President and Trust Officer

Exhibit 5.1

May 11, 2001

Ultramar Diamond Shamrock Corporation
P.O. Box 696000
San Antonio, Texas 78269-6000

Re: Ultramar Diamond Shamrock Corporation 1996 Long-Term Incentive Plan, as Amended and Restated (the "Plan").

Ladies and Gentlemen:

     I am counsel for Ultramar Diamond Shamrock Corporation, a Delaware corporation (the "Company"). The Company expects to file with the Securities and Exchange Commission on or May 11, 2001 under the Securities Act of 1933, as amended, a Registration Statement on Form S-8/A (the "Registration Statement") for the purpose of registering 5,000,000 shares of common stock, $.01 par value of the Company ("Common Stock") issuable under the Plan .

     In connection with such filing, I have examined the Plan and such other documents, records, and matters of law as I have deemed necessary for the purpose of this opinion and based thereupon, I am of the opinion that the shares of Common Stock that may be issued and sold or delivered pursuant to the Plan will be, when issued in accordance with the Plan, legally issued, fully paid, and nonassessable and the rights to purchase common stock (the "Rights") in accordance with the Rights Agreement dated June 25, 1992 between the Company and The Chase Manhattan Bank, when duly issued, will be legally issued.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Company with the Securities and Exchange Commission to register the Common Stock under the Securities Act of 1933, as amended.

Sincerely,

/S/ Todd Walker

Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 14, 2001 included in Ultramar Diamond Shamrock Corporation's Form 10-K for the year ended December 31, 2000 and to all references to our firm included in this registration statement.

                                             /S/  Arthur Andersen LLP

San Antonio, Texas
May 11, 2001

Exhibit 24.1

                                POWER OF ATTORNEY


     Ultramar Diamond Shamrock Corporation hereby constitutes and appoints Timothy J. Fretthold and Todd Walker, or either of them, its true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things in its name and behalf, and to execute any and all instruments for it and in its name which the said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Ultramar Diamond Shamrock Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with a Registration Statement on Form S-8, including without limitation power and authority to sign for it such Registration Statement and power and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, hereby ratifying and confirming all that the said attorneys-in-fact and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

                                           ULTRAMAR DIAMOND SHAMROCK CORPORATION



                                           By: /S/Jean R. Gaulin
                                              -----------------------
                                              Chairman, President, and
                                              Chief Executive Officer


Dated: May 7, 2001

Exhibit 24.2

                                POWER OF ATTORNEY

     The undersigned directors and/or officers of Ultramar Diamond Shamrock Corporation, hereby constitute and appoint Timothy J. Fretthold and Todd Walker, or either of them, as the true and lawful attorneys-in-fact and agents of the undersigned, each with full power of substitution and resubstitution, to do any and all acts and things in their names and in their respective capacities as a director and/or an officer of Ultramar Diamond Shamrock Corporation, and to execute any and all instruments for them and in their names in the capacities indicated above, which said attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable Ultramar Diamond Shamrock Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with a Registration Statement on Form S-8 covering up to 5,000,000 shares of common stock of the company, $.01 par value, including without limitation power and authority to sign for them, in their name in the capacities indicated above, such Registration Statement and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the said attorneys-in-fact and agents, or their substitute or substitutes, or any one of them, shall do or cause to be done by virtue hereof.

/S/ Jean R. Gaulin                    /S/Bob Marbut
-------------------------             ------------------------
    Jean Gaulin                          Bob Marbut

/S/ Byron Allumbaugh                  /S/Katherine D. Ortega
-------------------------             -------------------------
    Byron Allumbaugh                    Katherine D. Ortega


/S/ E. Glenn Biggs                   /S/Madeleine Saint-Jacques
-------------------------            ---------------------------
    E. Glenn Biggs                      Madeleine Saint-Jacques


/S/ W. E. Bradford                   /S/ C. Barry Schaefer
-------------------------            --------------------------
    W. E. Bradford                       C. Barry Schaefer


/S/ H. Frederick Christie            /S/Robert S. Shapard
-------------------------            --------------------------
    H. Frederick Christie               Robert S. Shapard

/S/W. H. Clark
-------------------------
   W. H. Clark


Dated: May 7, 2001